Exhibit 23.5

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 for United Bancshares, Inc., of our report dated October 20, 2000 relating to the consolidated statements of financial condition of Delphos Citizens Bancorp, Inc. as of September 30, 2000 and 1999, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flow for each of the three years in the period ended September 30, 2000. We also consent to the reference to our firm under the heading "Experts" in the prospectus, which is part of this Registration Statement.

/s/ Crowe, Chizek and Company LLP

Crowe, Chizek and Company LLP

Columbus, Ohio

November 27, 2000